Exhibit 10.1

December 27, 2024

Melissa Rasmussen – Offer of Employment
Dear Melissa:
On behalf of Mueller (“Company”), I am very pleased to extend you an offer for the position of SVP, Chief Financial Officer (CFO) based out of Atlanta, GA effective January 13, 2025. In this role you will be reporting directly to me.
Melissa, we are confident that with your qualifications and solid record of achievement, you will be instrumental in helping us enhance our leadership position within our industry. We also believe that you will find the position to be personally and professionally fulfilling, while continuing to enjoy challenging assignments, work with talented people, and be recognized for superior results.
Your compensation will be based on an annual salary of $550,000 (USO) less applicable deductions and tax withholdings, paid semi-monthly, and in accordance with the Company’s compensation policies and payroll practices. Your bonus target will be 70%, based on your annual salary. Your actual incentive payment will have a payout range of 0-200% of the target, with terms and conditions governed by the plan. The amount of your incentive will be determined based on standards established by the Mueller Water Products, Inc. Compensation and Human Resources Committee. The bonus will not be paid in the event you are not employed by the Company on the date of payout, as permitted by applicable law. Any bonus payments may be made on a pro-rata basis contingent upon Company performance, salary changes, and time employed.
In addition, you will be eligible for the company's stock incentive plan (“Stock Plan”), as it applies to other employees and as it may change from time to time. All equity awards are granted at the discretion of the Compensation Committee, and you will be considered for a regular grant for our 2025 fiscal year which will be granted on your start date and prorated accordingly with your target award at $900,000. Moreover, and subject to approval of our Compensation Committee, we would like to offer a one-time grant of $750,000 in restricted shares issued under the Stock Plan that would vest 1/3 on the one year anniversary of the start date of your employment, 1/3 on the two year anniversary of the start dale of your employment, and 1/3 on the three year anniversary of the start date of your employment.

To assist with your relocation closer to your work location, we will give you a $75,000 cash payment (less applicable taxes) within 60 days of your start date. If you voluntarily terminate your employment or are terminated for cause within 24 months, these funds will be reimbursed to Mueller.
You will be eligible for four (4) weeks of annual vacation subject to the terms of the Company’s Vacation Policy. Vacation is provided each January 1 of the new calendar year for employees, but that year’s vacation is earned and accrued throughout that same calendar year. Should your employment terminate in any year, a calculation of earned/accrued vs taken vacation will be completed to determine final settlement of vacation leave.
You will be eligible in 30 days from your start date to participate in the Company’s benefit plans in accordance with the terms of each applicable plan. Please understand that these benefit plans may be changed or terminated, or new benefits substituted, at any time by the Company.
You will be eligible to participate in the Company’s 401(k) plan, subject to the terms of the Mueller Group, LLC Retirement Savings Plan.
You will be eligible to participate in the Employee Stock Purchase Plan, enabling you to purchase Mueller Water Products, Inc. common stock at a 15% discount.
We periodically review the benefits and compensation program offered to our employees. Accordingly, we reserve the right to change, terminate or substitute benefits and compensation programs at any time for any reason. In the event that any conflict exists or arises between the benefits summarized here and the actual plan, the plan document controls.
This offer is contingent upon successful completion of our post-offer background check and employment verification process. You must complete a background Investigation release for us to begin this process, which includes a review of criminal history records and a drug/alcohol screen. We reserve the right to revoke this offer should the results of this process not meet the standards of the Company.
This offer is also subject to verification that you have the legal right to work in the United States as required by the Immigration Reform and Control Act of 1986. Upon employment, you will receive a copy of Government Form 1-9 which must be completed within three days of your start date. As part of the verification process, you will be required to present certain documentation; we have included a list of acceptable documentation with this letter. We also participate in E-Verify, and your information will be run through the governmental database to verify that you may work in the United States.

Finally, we take the protection of our proprietary information, workforce and business relationships seriously. As a condition of employment, all employees must sign a Confidentiality and Invention Assignment Agreement. In addition, you are required to sign a Non-Solicitation and Non-Competition Agreement.
Just as we expect you to protect our company information and abide by your promises to us, it is extremely important to us that our employees recognize and abide by any obligations any former employer to whom they may owe post-employment obligations to protect confidential and proprietary information or to avoid certain competitive situations. Therefore, in conjunction with, and in consideration of, your employment with the Company, it is important that you understand that employment with Mueller Water Products and its subsidiaries is dependent on certain representations made to the Company during and following the hiring process regarding obligations you may owe to third parties. To the extent you are a party to any non- disclosure, non-solicitation or non-competition agreement with any prior employer or third party, you represent and warrant that you have disclosed the same to the Company in writing and that you will comply with the terms of such agreements if any.
This conditional offer of employment does not guarantee your employment for any certain period of time and your employment with the Company will be “at-will.” In addition, this offer can be revoked by the Company at any time and for any reason.
We are excited about this opportunity for you and are confident that this is a great opportunity to grow your career as we, together, grow the Company. If you wish to accept this position, please sign below, and return to Human Resources by EOD, Monday, December 30, 2024.

Sincerely,

/s/ Martie Edmunds Zakas
Martie Edmunds Zakas
CEO

/s/ Melissa Rasmussen

1/9/2025
Date Offer Accepted

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